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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Members of Danka Business Systems PLC

     We consent to the incorporation by reference in the registration statements (Nos. 33-75468, 33-75474 and 33-18615) on Form S-8, and (Nos. 33-95898, 33-94596
and 333-84555) on Form S-3 of Danka Business Systems PLC of our report dated June 7, 2001, except as to note 2, which is as of June 29, 2001, relating to the consolidated balance sheets of Danka Business Systems PLC and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended March 31, 2001, and related schedule, which report appears in the March 31, 2001 annual report on Form 10-K/A-2 of Danka Business Systems PLC.


KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England

August 21, 2001